As filed with the Securities and Exchange Commission on February 10, 2006

Post-Effective Amendment No. 4 to Registration Statement No. 333-116146

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT  NO. 4
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTELLISYNC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0349154
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2550 North First Street, Suite 500
San Jose, California 95131
Telephone: (408) 321-7650
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

President and Chief Executive Officer
Intellisync Corporation
2550 North First Street, Suite 500
San Jose, California 95131
Telephone: (408) 321-7650
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all correspondence to:

Kenton J. King, Esq.
Celeste E. Greene, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Telephone: (650) 470-4500

Approximate Date of Commencement of Proposed Sale to the Public:  Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On June 3, 2004, Intellisync Corporation, a Delaware corporation (the “Company”), filed a Registration Statement on Form S-3 (Registration No. 333-116146) (the “Registration Statement”), as amended by a Pre-Effective Amendment No. 1 filed on July 26, 2004, a Pre-Effective Amendment No. 2 filed on September 10, 2004, a Post-Effective Amendment No. 1 filed on November 2, 2004, a Post-Effective Amendment No. 2 filed on January 31, 2005 and a Post-Effective Amendment No. 3 filed on March 24, 2005 with the U.S. Securities and Exchange Commission, for the resale of $60,000,000 principal amount of the Company’s 3% Convertible Senior Notes due 2009 (the “Notes”) and 15,000,000 shares of common stock (as such amounts may have increased for any stock splits, stock dividends, or similar transactions occurring subsequent to the original filing date), $0.001 par value per share (the “Common Stock”), of the Company that may be issued from time to time upon conversion of the Notes.

On February 10, 2006, pursuant to an Agreement and Plan of Merger, dated as of November 15, 2005, among the Company, Nokia Inc., a Delaware corporation (“Nokia”), and Jupiter Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Nokia (“Merger Sub”), Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of Nokia (the “Merger”). On February 10, 2006, the Company also filed a certification and notice of termination of registration on Form 15 with respect to the Common Stock.

Pursuant to the undertaking made by the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 4 to the Registration Statement to deregister all of the Notes and Common Stock formerly registered for resale under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 10, 2006.

INTELLISYNC CORPORATION

By:	/s/ Adele Louise Pentland
Adele Louise Pentland
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to the Registration Statement has been signed on February 10, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ Tore Teir	Vice President, Treasurer and Director
Tore Teir

/s/ Adele Louise Pentland	Vice President, Secretary and Director
Adele Louise Pentland

2